                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

             PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 371
                       DATED FEBRUARY 6, 2004 -- NO. 468

(GOLDMAN SACHS LOGO)
                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B

                                  $5,250,055.58
               6.00% Mandatory Exchangeable Notes due January 2006
             (Exchangeable for Common Stock of Corning Incorporated)


      This pricing supplement and the accompanying prospectus supplement no. 371, relating to the mandatory exchangeable notes, should be read together. Because the mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 371 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 371, unless the context requires otherwise.

      The mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes" or the "notes", have the terms described in the accompanying prospectus supplement no. 371, as supplemented or modified by the following:


ISSUER: The Goldman Sachs Group, Inc.

FACE AMOUNT: each offered note will have a face amount equal to $11.627, which is the initial index stock price; the aggregate face amount for all the offered notes is $5,250,055.58

INITIAL INDEX STOCK PRICE: $11.627

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE ISSUER: 99.9% of the face amount

TRADE DATE: January 21, 2005

SETTLEMENT DATE (ORIGINAL ISSUE DATE): January 28, 2005

STATED MATURITY DATE: January 30, 2006, unless extended for up to six business days

INTEREST RATE (COUPON): 6.00% per year

INTEREST PAYMENT DATES: April 30, 2005, July 30, 2005, October 30, 2005 and January 30, 2006

REGULAR RECORD DATES: for the interest payment dates specified above, five business days before April 30, 2005, July 30, 2005, October 30, 2005 and January 30, 2006 respectively

INDEX STOCK AND INDEX STOCK ISSUER: common stock of Corning Incorporated

CUSIP NO.: 38143Y814

      Your investment in the notes involves certain risks. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-3 of the accompanying prospectus supplement no. 371 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                   PRICING SUPPLEMENT DATED JANUARY 21, 2005.
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
PRINCIPAL AMOUNT:                   On the stated maturity date, each offered
                                    note will be exchanged for index stock at the exchange rate or, at the option of Goldman Sachs, for the cash value of that stock based on the final index stock price.

EXCHANGE RATE:                      If the final index stock price equals or
                                    exceeds the threshold appreciation price, then the exchange rate will equal the threshold fraction times one share of index stock for each $11.627 of the outstanding face amount. Otherwise, the exchange rate will equal one share of the index stock for each $11.627 of the outstanding face amount.
                                    The exchange rate is subject to
                                    anti-dilution adjustment as described in the accompanying prospectus supplement no. 371.

                                    Please note that the amount you receive for each $11.627 of outstanding face amount on the stated maturity date will not exceed the threshold appreciation price and that it could be substantially less than $11.627. You could lose your entire investment in the offered notes.

INITIAL INDEX STOCK PRICE:          $11.627 per share.

FINAL INDEX STOCK PRICE:            The closing price of one share of the index
                                    stock on the determination date, subject to anti-dilution adjustment.

THRESHOLD APPRECIATION PRICE:       The initial index stock price times 1.25,
                                    which equals $14.534 per share.

THRESHOLD FRACTION:                 The threshold appreciation price divided by
                                    the final index stock price.

DETERMINATION DATE:                 The fifth business day prior to January 30,
                                    2006 unless extended for up to five business days.

NO LISTING:                         The offered notes will not be listed on any
                                    securities exchange or interdealer market quotation system.

CORNING INCORPORATED:               According to its publicly available
                                    documents, Corning Incorporated is a global technology-based corporation that operates in two reportable business segments:
                                    Telecommunications and Technologies.
                                    Information filed with the SEC by Corning
                                    Incorporated under the Exchange Act can be located by referencing its SEC file number:
                                    001-03247.

HISTORICAL TRADING PRICE            The index stock is traded on the New York
INFORMATION:                        Stock Exchange under the symbol "GLW". The
                                    following table shows the quarterly high and low trading prices and the quarterly closing prices for the index stock on the New York
                                    Stock Exchange for the four calendar
                                    quarters in each of 2003 and 2004 and the first calendar quarter in 2005, through January 21, 2005. We obtained the trading price information shown below from Bloomberg
                                    Financial Services, without independent
                                    verification.
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
                                                  HIGH         LOW         CLOSE
                                                 ------       -----        -----
     2003
     Quarter ended March 31 ..................    6.25         3.75         5.84
     Quarter ended June 30 ...................    8.02         5.42         7.39
     Quarter ended September 30 ..............   10.00         7.26         9.42
     Quarter ended December 31 ...............   12.01         9.35        10.43

     2004
     Quarter ended March 31 ..................   13.78        10.27        11.18
     Quarter ended June 30 ...................   13.06        10.20        13.06
     Quarter ended September 30 ..............   12.69         9.55        11.08
     Quarter ended December 31 ...............   12.85        10.21        11.77

     2005
     Quarter ending March 31
        (through January 21, 2005) ...........   12.23        11.40        11.52
     Closing price on January 21, 2005........                             11.52

                                    As indicated above, the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance. See
                                    "Additional Risk Factors Specific to Your
                                    Note -- The Market Price of Your Note May Be
                                    Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no.
                                    371.

HYPOTHETICAL PAYMENT AMOUNT:        The table below shows the hypothetical
                                    payment amounts that we would deliver on the
                                    stated maturity date in exchange for each
                                    $11.627 of the outstanding face amount of
                                    your note, if the final index stock price
                                    were any of the hypothetical prices shown in
                                    the left column. For this purpose, we have
                                    assumed that there will be no anti-dilution
                                    adjustments to the exchange rate and no
                                    market disruption events.

                                    The prices in the left column represent
                                    hypothetical closing prices for one share of
                                    index stock on the determination date and
                                    are expressed as percentages of the initial
                                    index stock price, which equals $11.627 per
                                    share. The amounts in the right column
                                    represent the hypothetical cash value of the
                                    index stock to be exchanged, based on the
                                    corresponding hypothetical final index stock
                                    prices, and are expressed as percentages of
                                    the initial index stock price. Thus, a
                                    hypothetical payment amount of 100% means
                                    that the cash value of the index stock that
                                    we would deliver in exchange for each
                                    $11.627 of the outstanding face amount of
                                    your note on the stated maturity date would
                                    equal 100% of the initial index stock price,
                                    or $11.627, based on the corresponding
                                    hypothetical final index stock price and the
                                    assumptions noted above.
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
                                           HYPOTHETICAL
                                           FINAL INDEX
                                       STOCK PRICE AS % OF  HYPOTHETICAL PAYMENT
                                          INITIAL INDEX       AMOUNTS AS % OF
                                           STOCK PRICE      $11.627 FACE AMOUNT
                                       -------------------   -------------------
                                              200%                   125%
                                              175%                   125%
                                              150%                   125%
                                              125%                   125%
                                              110%                   110%
                                              100%                   100%
                                               75%                    75%
                                               50%                    50%
                                                0%                     0%









                                    The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous.
                                    The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical payment amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. Please read
                                    "Additional Risk Factors Specific to Your
                                    Note" and "Hypothetical Payment Amounts on
                                    Your Note" in the accompanying prospectus supplement no. 371.

                                    Payments on your note are economically
                                    equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under "Supplemental Discussion of Federal Income
                                    Tax Consequences" in the accompanying
                                    prospectus supplement no. 371.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk
                                    Factors Specific to Your Note -- Our
                                    Business Activities May Create Conflicts of
                                    Interest Between You and Us" and "Use of
                                    Proceeds and Hedging" in the accompanying prospectus supplement no. 371.


                                      S-4